Exhibit 10.1

SECOND AMENDMENT
TO
THE DAVEY TREE EXPERT COMPANY
401KSOP MATCH RESTORATION PLAN

The Davey Tree Expert Company 401KSOP Match Restoration Plan (the “Plan”), originally effective as of January 1, 2003, is hereby amended, effective as of January 1, 2017, in the following respects:

1.	Section 1.1(c) of the Plan is amended to provide as follows:

(c)
The term “Employee” shall mean any person employed by the Company who is a Participant in the Savings Plan and who was designated by the Compensation Committee of the Board of Directors of the Company as eligible to participate in this Plan on or prior to December 31, 2016. On and after January 1, 2017, the term Employee shall mean those individuals identified by the first sentence of this Section 1.1(c) and any person employed by the Company who is a Participant in the Savings Plan and who is also designated as a participant in the Davey Long Term Incentive Plan by the Compensation Committee of the Board of Directors.

2.	Section 2.3 of the Plan is amended to provide as follows:

2.3
Amount. The benefit payable to an Employee, or his Beneficiary in the event of the Employee’s death prior to receiving payment of all amounts due under the Plan, shall be equal to the balance of his account, as hereinafter determined. The Company shall establish on its books and record an account for each Employee with respect to whom a Prevented Allocation has occurred to reflect such Employee’s interest in the Plan. Such account shall be credited with the Prevented Allocation for any Plan Year beginning on or after January 1, 2003, as of the last day of such Plan Year, and shall be credited with interest prior to January 1, 2017 at the rate of seven percent per annum and on and after January 1, 2017 at the rate in effect under the Davey Payroll Savings Program. Upon occurrence of any payment to an Employee or his Beneficiary pursuant to the terms of the Plan, his account shall be debited to reflect such payment.

EXECUTED at Kent, Ohio this 3rd day of March, 2017.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Joseph R. Paul, Executive Vice President,
Chief Financial Officer and Secretary